Exhibit 15(a)(ii)

26 February 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated 26 February 2020, of InterContinental Hotels Group PLC and are in agreement with the statements contained in paragraphs two, three and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully

/s/ Ernst & Young LLP

London, England